EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Sonoma Pharmaceuticals Reports Financial Results for First Quarter of Fiscal Year 2018

• Product revenue for first quarter up 49%, compared to the same period last year, driven by growth in U.S. dermatology sales

Conference Call Begins at 4:30pm EDT Today

PETALUMA, Calif.—(August 8, 2017)—Sonoma Pharmaceuticals, Inc. (NASDAQ: SNOA, warrants SNOAW), a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care, today announced financial results for the first fiscal quarter, ended June 30, 2017.

Total revenue was $3.8 million for the first quarter as compared to $2.6 million for the same period last year. Product revenues of $3.6 million were up 49%, or $1.2 million, when compared to the same period last year, driven by strong growth in the U.S. and international markets. The numbers in this press release reflect the reclassification of the financial components of the Latin American operations as a discontinued business due to the sale of this business in October 2016.

“We continue to make good progress executing on our corporate strategy of growing our dermatology business with our expanding product lines and direct sales force,” said Jim Schutz, Sonoma Pharmaceuticals CEO. “This progress is evidenced by our current robust product portfolio and 66% growth in prescriptions filled for the first fiscal quarter of 2018, compared to the same period last year. We believe our growing sales force coupled with additional planned product launches provide a high level of confidence in our future revenue growth.”

Business Highlights:

•	Dermatology prescriptions filled for the first quarter were up 66% over last year and up 24% over the March 2017 quarter.
•	Robust product portfolio of eight products for treatment of atopic and seborrheic dermatitis, scar management, surgical procedures, severe acne and skin repair.
•	Loyon® skin descaling product, which was approved by the FDA, is expected to be launched in Fall 2017.
•	Continued to expand the dermatology sales force to drive revenue growth.

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Financial Highlights:

Product revenues in the United States for the quarter ended June 30, 2017, of $1.9 million, increased by $486,000, or 35%, when compared to the same period in the prior year. This increase was the result of higher sales of the company’s dermatology and acute scar products, partly offset by a deline in the animal health sales.

Product revenue in Latin America for the quarter ended June 30, 2017, was $569,000. This amount reflects the sale of products to Invekra, following completion of Sonoma’s asset sale to Invekra in October 2016. Sonoma will continue to supply Invekra until its manufacturing facility is operational.

Product revenue in Europe and the rest of the world for the quarter ended June 30, 2017, of $1.2 million, increased by $137,000 or 13%, as compared to the same period in the prior year, with increases in Middle East, Europe, Hong Kong and Singapore, partly offset by decreases in China and India.

Sonoma reported gross profit of $1.8 million, or 46% of total revenue, during the three months ended June 30, 2017, compared to a gross profit of $981,000, or 37% of total revenue when compared to the same period in the prior year. The gross profit percentage increased as compared to last year, primarily due to the reclassification of gross margin between the continuing and discontinued operations.

Total operating expenses of $5.1 million for the three months ended June 30, 2017, increased by $655,000, or 15%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the first quarter of fiscal year 2018 were $4.7 million, up $570,000, or 14%, as compared to the same period in the prior year. This increase in operating expenses was mostly due to higher sales, marketing and administrative expenses in the United States related to the growth of a direct sales force in dermatology, partly offset by a decline in European expenses. A key driver to the growth in operating expenses is the increase in the number of sales representatives, compared to the same period last year.

Net loss from continuing operations for the quarter ended June 30, 2017, was $3.5 million, an increase of $330,000, as compared to net loss from continuing operations of $3.2 million for the same period in the prior year. The operating loss minus non-cash expenses was $2.8 million, down $201,000, compared to $3.0 million for the same period last year.

As of June 30, 2017, Sonoma had cash and cash equivalents of $12.6 million, as compared with $17.5 million as of March 31, 2017. The decline from March 31, 2017 consists primarily of $2.8 million cash operating loss, increases of $630,000 of prepaid expenses (comprised mostly of taxes paid in Mexico), $157,000 of capital expenditures and an increase in accounts receivables of $592,000.

Conference Call

Sonoma’s management will hold a conference call today to discuss first quarter fiscal year 2018 results and answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.sonomapharma.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 47563590. A webcast replay will be available on the site at http://ir.sonomapharma.com/events.cfm for one year following the call.

Sale of Latin American Business and Impact on Accounting Treatment

With the sale of the Latin American business during the third quarter, ended December 31, 2016, the components of the financial statements related to this transaction have been classified as a discontinued business for accounting purposes and in accordance with this accounting treatment, the income statement and balance sheet have been retroactively revised to reflect the revenue, expenses and balance sheet items of the continuing businesses for this fiscal year and last fiscal year. All of the income statement categories related to Latin America have been condensed to a one line item on the income statement as “Income from discontinued operations.” Also, the discontinued balance sheets items have been listed separately from the continuing operations. As a result, the comparison of results discussed in this press release relate primarily to the continuing businesses in accordance with generally accepted accounting principles.

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About Sonoma Pharmaceuticals, Inc.

Sonoma is a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.sonomapharma.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Sonoma Pharmaceuticals, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “believe,” “achieve,” and “strive,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Sonoma Pharmaceuticals™ and Microcyn® Technology are trademarks or registered trademarks of Sonoma Pharmaceuticals, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Sonoma Pharmaceuticals, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@sonomapharma.com

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30,	March 31,
	2017	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,638	$17,461
Accounts receivable, net	2,741	2,108
Inventories, net	2,380	2,221
Prepaid expenses and other current assets	1,304	616
Current portion of deferred consideration, net of discount	250	237
Total current assets	19,313	22,643
Property and equipment, net	1,496	1,239
Deferred consideration, net of discount, less current portion	1,517	1,497
Other assets	95	80
Total assets	$22,421	$25,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$774	$1,255
Accrued expenses and other current liabilities	1,546	1,302
Deferred revenue	285	345
Deferred revenue Invekra	152	176
Current portion of long-term debt	87	123
Current portion of capital leases	139	74
Taxes payable	–	13
Total current liabilities	2,983	3,288
Long-term deferred revenue Invekra	538	527
Long-term debt, less current portion	42	45
Long-term capital leases, less current portion	252	168
Total liabilities	3,815	4,028
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at June 30, 2017 and March 31, 2017, respectively	–	–
Common stock, $0.0001 par value; 12,000,000 shares authorized at June 30, 2017 and March 31, 2017, 4,307,062 and 4,289,322 shares issued and outstanding at June 30, 2017 and March 31, 2017, respectively	1	1
Additional paid-in capital	169,203	168,709
Accumulated deficit	(146,620)	(143,101)
Accumulated other comprehensive loss	(3,978)	(4,178)
Total stockholders’ equity	18,606	21,431
Total liabilities and stockholders’ equity	$22,421	$25,459

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2017	2016
Revenues
Product	$3,603	$2,411
Service	232	227
Total revenues	3,835	2,638
Cost of revenues
Product	1,913	1,472
Service	160	185
Total cost of revenues	2,073	1,657
Gross profit	1,762	981
Operating expenses
Research and development	382	360
Selling, general and administrative	4,763	4,130
Total operating expenses	5,145	4,490
Loss from operations	(3,383)	(3,509)
Interest expense	(10)	(1)
Interest income	53	1
Other (expense) income, net	(168)	3
Loss from continuing operations before income taxes	(3,508)	(3,506)
Income tax benefit	–	319
Loss from continuing operations	(3,508)	(3,187)
Income from discontinued operations (net of tax)	–	619
Net loss	$(3,508)	$(2,568)

Net loss per share: basic and diluted
Continuing operations	$(0.82)	$(0.76)
Discontinued operations	–	0.15
	$(0.82)	$(0.61)

Weighted-average number of shares used in per share calculations: basic and diluted	4,294	4,198

Other comprehensive loss
Net loss	$(3,508)	$(2,568)
Foreign currency translation adjustments	200	(233)
Comprehensive loss	$(3,308)	$(2,801)

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(In thousands) and (Unaudited)

	Three Months Ended June 30,
	2017	2016
(1) Loss from operations minus non-cash expenses (EBITDA):
GAAP loss from operations as reported	$(3,383)	$(3,509)
Non-cash adjustments:
Stock-based compensation	438	411
Depreciation and amortization	109	61
Non-GAAP loss from operations minus non-cash expenses (EBITDA)	$(2,836)	$(3,037)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(3,508)	$(2,568)
Non-cash adjustments:
Stock-based compensation	438	411
Depreciation and amortization	109	61
Non-GAAP net loss minus non-cash expenses	$(2,961)	$(2,096)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$5,145	$4,490
Non-cash adjustments:
Stock-based compensation	(394)	(343)
Depreciation and amortization	(42)	(8)
Non-GAAP operating expenses minus non-cash expenses	$4,709	$4,139

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, and non-cash foreign exchange transaction losses. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

PRODUCT RELATED REVENUE SCHEDULES

(In thousands) and (Unaudited)

The following table shows the Company’s product revenues by geographic region:

	Three Months Ended June 30,
	2017	2016	$ Change	% Change
United States	$1,859	$1,373	$486	35%
Latin America	569	–	569	100%
Europe and Rest of the World	1,175	1,038	137	13%
Total	$3,603	$2,411	$1,192	49%

In connection with the Company’s sale of its Latin American business to Invekra, product revenues were reclassified from continuing operations to discontinued operations as follows:

	Three Months Ended June 30,
	2017	2016
Product revenues	$–	$1,098
Product license fees and royalties	–	75
Total product related revenues	$–	$1,173

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